UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BITSTREAM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BITSTREAM INC. 500 NICKERSON ROAD MARLBOROUGH, MA 01752-4695

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2011 at 10:00 a.m.

NOTICE IS HEREBY GIVEN to the stockholders of BITSTREAM INC., a Delaware corporation (the “Company”), that the Annual Meeting of Stockholders (the “Meeting”) will be held at the Company’s principal offices located at 500 Nickerson Road, Marlborough, MA 01752 at 10:00 a.m., Eastern Daylight Time, on Thursday, June 8, 2011 for the following purposes:

1. To elect a board of five (5) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP (“PWC”) as the Company’s Independent Registered Public Accounting Firm; and

3. To transact such other and further business as may properly come before the Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 21, 2011 are entitled to notice of and to vote at the Meeting or any adjournment thereof. The stock transfer books of the Company will not be closed. A copy of the Company’s Annual Report for the year ended December 31, 2010 accompanies this notice.

By Order of the Board of Directors,

Amos Kaminski

Chairman of the Board and Chief Executive Officer

Marlborough, Massachusetts

May 6, 2011

RETURN OF PROXIES

Your vote is important. A proxy and self-addressed envelope are enclosed for your use. Whether or not you plan to attend the Meeting, our Board of Directors requests that you execute and return your proxy in the enclosed envelope in order to secure a quorum, to avoid the expense of additional proxy solicitation and to ensure that your shares will be represented at the Meeting. Your cooperation is greatly appreciated.

Important notice regarding the availability of Proxy Materials for the Annual Meeting to be held on Wednesday, June 8, 2011: The Proxy Statement and 2010 Annual Report on Form 10-K are available at www.rrdezproxy.com/2011/Bitstream.

Bitstream Inc.

500 Nickerson Road

Marlborough MA 01752-74695

PROXY STATEMENT

The enclosed proxy (“Proxy”) is solicited by the Board of Directors (the “Board”) of Bitstream Inc., a Delaware corporation (“Bitstream” or the “Company”), for use at our Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s principal offices located at 500 Nickerson Road, Marlborough, MA 01752 on Wednesday, June 8, 2011, at 10:00 a.m., Eastern Daylight Time and at any adjournment or adjournments thereof. Any stockholder giving a Proxy has the power to revoke it at any time before it is voted by executing another Proxy bearing a later date or by giving written notice of revocation to the Company addressed to the Secretary prior to the Meeting or by oral or written notice at the Meeting or by voting in person by ballot at the Meeting. A stockholder’s attendance at the Meeting will not by itself revoke a Proxy.

The mailing address of our principal executive office is 500 Nickerson Road, Marlborough, MA 01752-4695 Telephone No. (617) 497-6222. The approximate date on which this proxy statement (the “Proxy Statement”) and form of Proxy are first being sent or given to stockholders is on or about May 6, 2011.

SOLICITATION OF PROXIES

The persons named as proxies are Amos Kaminski, our Chairman of the Board, and Jonathan H. Kagan, a member of our board of directors. Stock represented by a properly executed and delivered proxy will be voted at the Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If a properly executed and delivered proxy does not provide instructions, then the stock represented by that proxy will be voted FOR the election of each of the five persons nominated by the Board to serve as directors, FOR the ratification of the appointment of the Company’s Independent Registered Public Accounting Firm, and in the discretion of the proxies on other business which may properly come before the Meeting. The cost of preparing, assembling and mailing the Proxy, this Proxy Statement and the other material enclosed will be borne by the Company. In addition to these mailed proxy materials, our directors, officers and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or by other means of communication. We will request brokerage houses, banking institutions, and other custodians, nominees and fiduciaries, with respect to shares held of record in their names or in the names of their nominees, to forward the proxy material to the beneficial owners of such shares of stock and will reimburse them for their reasonable expenses in forwarding the proxy material.

SHARES OUTSTANDING AND VOTING RIGHTS

Only holders of record of shares of Class A Common Stock, $0.01 par value (“Class A Shares” or “Class A Common Stock”), at the close of business on April 21, 2011 (the “Record Date”) are entitled to vote at the Meeting, or any adjournment thereof. If your Class A Shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order to vote your shares. If your Class A Shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it with you to the Meeting in order to vote.

On the Record Date, there were 10,359,356 Class A Shares issued and outstanding, including 190,975 unvested restricted shares with voting rights. Each Class A Share is entitled to one vote on all matters to be voted upon. The presence in person or by properly executed Proxy of the holders of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Directors are elected by a plurality of the votes present in person or by proxy at the Meeting and voting on such proposal. The affirmative vote of a majority of the votes present in person or by proxy at the Meeting is required for ratification of the appointment of independent registered public accounting firm and the approval of any other business which may properly be brought before the Meeting or any adjournment thereof.

Stockholders of record vote at the Meeting by casting ballots (in person or by proxy), which are tabulated by a person who is appointed by the Board before the Meeting to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Under the NASDAQ Stock Market Rules, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors, as set forth in Proposal No. 2, is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on Proposal No. 2 on behalf of beneficial owners who have not furnished a properly executed proxy card or delivered voting instructions to their broker at least ten days before the date of the Meeting. In contrast, the election of directors as set forth in Proposal No. 1 is considered a non-discretionary item. This means that brokerage firms that have not received a properly executed proxy card or voting instructions from their clients may not vote on behalf of their clients with respect to Proposal No. 1. These so called “broker non-votes” and abstentions will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be included in the total of votes cast for either proposal.

Our stock transfer books will not be closed. Stockholders who do not expect to attend the Meeting, but wish to have their shares of stock voted at the Meeting, are urged to complete, sign, date and return the enclosed Proxy as promptly as possible.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Five directors are to be elected to serve until his successor shall have been elected and qualified, or until his death, or until he shall have resigned, or have been removed as provided in the Company’s By-laws. Each of the nominees named below currently serves as a director of the Company. The persons named in the accompanying Proxy intend to vote (unless authority to vote for directors is withheld in such Proxy or later revoked) all duly executed Proxies for the election to the Board of all of the nominees named below, each of whom consented to be named herein and to serve as a director if elected at the Meeting. The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a director, but in the event that any nominee should become unavailable prior to the Meeting, the Proxy will be voted for a substitute nominee designated by the Board if a substitute nominee is designated. Listed below is certain information with respect to each current nominee for election as a director. For information concerning the number of shares of Class A Common Stock beneficially owned by each nominee, see “Principal and Management Stockholders” included elsewhere herein.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES

Nominees for Directors

The information presented includes information each nominee has given us about the nominee’s age, all the positions the nominee holds, the nominee’s principal occupation and business experience for at least the past five years and the names of other publicly-held companies for which the nominee currently serves as a director. We believe that all of our directors have a reputation for integrity, honesty and the ability to exercise sound judgment.

The Company’s directors and their ages as of May 2, 2011 are as follows:

NAME	AGE	POSITION WITH THE COMPANY
George B. Beitzel(1)(2)(3)	82	Director
Jonathan H. Kagan(1)(2)(4)	54	Director
Amos Kaminski(4)	81	Director, Executive Chairman of the Board and Chief Executive Officer
Melvin L. Keating(1)(2)(4)	64	Director
Raul K. Martynek(3)	45	Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Special Committee

George B. Beitzel has been a director of the Company since April 1989. He has served as a director of various corporations as set forth below. Mr. Beitzel retired in 1987 from International Business Machines Corporation (“IBM”), where he held numerous positions including serving as a member of the Corporate Office and the IBM Board of Directors. Mr. Beitzel graduated from Amherst College and is Chairman Emeritus of Amherst. He served twenty-one years on the board, the last six as Chairman. His alma mater awarded him a Doctor of Law Degree (honorary). George Beitzel received an MBA from Harvard and served twelve years on the board of directors of the Associates at Harvard Business School. He is a recipient of the HBS Alumni Achievement Award. Mr. Beitzel is also Chairman Emeritus of The Colonial Williamsburg Foundation. He is a member and Treasurer of the American Philosophical Society. Over his business career, Mr. Beitzel has served on the boards of Actuate, Bankers Trust, Bitstream, Caliber System, Inc., Computer Task Group, Datalogix, Deutsche Bank Corporation, Flight Safety, IBM, Phillips Petroleum, Roadway Express, Rohm & Haas, Square D and Gevity HR. Mr. Beitzel also has served on boards of various privately held companies. The Nominating and Corporate Governance Committee determined that Mr. Beitzel is qualified to serve as a director of the Company because he possesses particular knowledge and experience, including prior operational and leadership experience in the software industry.

Jonathan H. Kagan has been a director since his appointment in February 2010. Since January 2006, Mr. Kagan has been a Managing Principal of Corporate Partners LLC and in addition until February 2009, Mr. Kagan was also a Managing Director of Lazard Alternative Investments LLC. Previously, since 1990 and including the period over the last five years, Mr. Kagan was a Managing Director of Corporate Partners I, and of Centre Partners Management LLC, which managed the Centre Capital Funds. Over the last five years, Mr. Kagan has served on the Board of Directors of Gevity HR. He began his career in the investment banking division of Lazard in 1980 and became a General Partner in 1987. At Lazard, Mr. Kagan helped head the corporate finance and capital markets areas. Mr. Kagan received an M.A. from Oxford University and an A.B. from Harvard College. The Nominating and Corporate Governance Committee determined that Mr. Kagan is qualified to serve as a director of the Company because he possesses particular knowledge and experience in financial markets and with several industries including the software industry.

Amos Kaminski was elected as Chief Executive Officer of the Company on an interim basis effective May 1, 2011. He has been Chairman of the Board since August 2010 and a director of the Company since 1985. He was previously Chairman of the Board from 1991 through 1996. Mr. Kaminski founded Interfid Ltd., a venture capital firm, in 1984 and has served as its President and on its Board of Directors since its formation. Mr. Kaminski is also the founder, President and Chairman of the Board of Directors of AFA Asset Services, Inc., a private real estate asset management company, and Chairman of the Board of Directors of Interfid Capital, Inc. The Nominating and Corporate Governance Committee determined that Mr. Kaminski is qualified to serve as a director of the Company because he possesses particular knowledge and experience in financial markets and the software industry, as well as, specific knowledge and experience in the Company’s industry and markets of operation.

Melvin L. Keating has been a director since his election on May 27, 2010. Mr. Keating has served as a consultant to various private equity firms since October 2008, and has served as a director of various corporations as described below. From October 2005 through October 2008, Mr. Keating was President and CEO of Alliance Semiconductor Corp., in Santa Clara, CA, a worldwide manufacturer and seller of semiconductors (Nasdaq). From April 2004 through September 2005 he was EVP, CFO and Treasurer of Quovadx Inc. in Denver, CO (Nasdaq). He is currently a director of InfoLogix, Hatboro, PA (Nasdaq). Mr. Keating holds both an MS in Accounting and an MBA in Finance from the Wharton School at the University of Pennsylvania. The Nominating and Corporate Governance Committee determined that Mr. Keating is qualified to serve as a director of the Company because he possesses particular knowledge and experience, including prior operational and leadership experience in the software industry.

Raul K. Martynek has been a director since his election on May 27, 2010. Mr. Martynek has been CEO and a Director of Voxel Dot Net, Inc., a provider of hybrid cloud hosting and managed services since January 2011. He has served as a director of Broadview Networks Holdings, Inc. (“Broadview”), a network-based business communications provider, since August 2007 and Smart Telecom, a Dublin, Ireland-based fiber competitive local exchange carrier, or CLEC, since December 2009. From May 2008 to December 2009, he served as a Senior Advisor to Plainfield Asset Management, where he advised on investment opportunities in the telecommunications sector and advised the boards of portfolio companies on strategic and tactical initiatives. Mr. Martynek served as the Chief Restructuring Officer of Smart Telecom from January 2009 to December 2009. He was President and Chief Executive Officer and a director of InfoHighway Communications Inc. (“InfoHighway”), a CLEC, from November 2003 to July 2007. InfoHighway was acquired by Broadview in May 2007. From March 1998 to November 2003, Mr. Martynek was Chief Operating Officer of Eureka Networks (“Eureka”), a telecommunications company, which acquired InfoHighway in August 2005. From December 1995 to March 1998, he served as an Executive Vice President of Gillette Global Network, a non-facilities based telecommunications carrier that merged with Eureka in 2000. Mr. Martynek received a B.A. in Political Science from SUNY-Binghamton and a Master in International Finance from Columbia University School of International and Public Affairs. The Nominating and Corporate Governance Committee determined that Mr. Martynek is qualified to serve as a director of the Company because he possesses particular knowledge and experience, including prior operational and leadership experience in the technology industry.

The Company’s By-laws provide that the members of the Board will be elected at the annual meeting of the stockholders, or at a special meeting of the stockholders in lieu thereof, and that each director shall hold office until his or her successor shall have been elected and qualified, or until his or her death, or until he shall have resigned, or have been removed as provided in the Company’s By-laws.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board considered the performance and qualifications of PWC, and has reappointed the independent registered public accounting firm to examine the financial statements of the Company for the fiscal year 2011. We retained our independent registered public accounting firm, PWC, to provide services in the following categories and amounts:

	Years Ended December 31,
	2010	2009
Audit fees(1)	$445,000	$284,000
Audit-related fees(2)	10,000	—
Tax fees(3)	74,550	55,563

Total all fees	$529,550	$339,563

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. These services relate to consultations concerning financial accounting and reporting standards.

(3)	Tax fees consist of fees for professional services for tax compliance, tax advice, and tax planning. This category includes fees related to the preparation and review of federal, state, and international tax returns.

Our Audit Committee (the “Audit Committee”) annually considers whether the provisions of non-audit services by our principal auditors is compatible with maintaining auditor independence and concluded that all such services provided during 2010 were compatible with maintaining auditor independence.

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by our principal auditors during the year. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined above. The Audit Committee’s charter authorizes its Chairperson to address any requests for pre-approval of services between Audit Committee meetings, and the Chairperson must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services related to Audit-Related Fees and Tax Fees during 2010 were pre-approved by the Audit Committee.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of PWC for the 2011 fiscal year. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of PWC will be at the 2011 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2011.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have a code of ethics that applies to our principal executive officer and principal financial officer, or persons performing similar functions. This code of ethics is incorporated in our Code of Business Conduct and Ethics that applies to all of our officers, directors, and employees. A copy of our Code of Business Conduct and Ethics is available on our website at http://www.bitstream.com/corporate/investor/corp_gov.html. We intend to satisfy the SEC’s disclosure requirements regarding amendments to, or waivers of, the code of business conduct and ethics by posting such information on our website in lieu of filing such information in a Current Report on Form 8-K.

Certain Business Relationships and Transactions

All related person transactions are reviewed, and reported to and, if required, approved by, our board of directors or audit committee, as applicable. The term “related person transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. During 2010 the Company did not enter into any related person transactions requiring approval or disclosure.

Board of Directors—Board Leadership Structure and Role in Risk Oversight

Structure

Our Board of Directors currently consists of five members whose terms expire at the Annual Meeting. The members of the Board serve until their successors have been elected and qualified, or until the earlier of their death, resignation or removal.

Our board of directors is currently comprised of five directors, including four independent directors. The board of directors determined that Mr. Kaminski is not independent by virtue of his appointment as chief executive officer on an interim basis effective May 1, 2011. Ms. Chagnon, is not independent by virtue of her service as our former chief executive officer prior to Mr. Kaminski’s appointment.

Prior to Mr. Kaminski’s appointment as chief executive officer on an interim basis on May 1, 2011, the Company had separated the roles of Chief Executive Officer and Chairman of the Board. The Company believed that the separation of these roles permitted the Chairman of the Board to focus on oversight of the Company’s long-term corporate development goals and strategic issues, thereby enabling the Chief Executive Officer to focus on executing the Company’s business plan and overseeing the day to day performance of the other executive officers. In light of Ms. Chagnon’s resignation effective May 1, 2011, the board of directors determined that it was necessary and appropriate, on an interim basis, for Mr. Kaminski to serve as both Chairman of the Board and Chief Executive Officer. This determination was based on Mr. Kaminski’s wide-ranging knowledge of our business operations, competitive challenges and opportunities, his service as our chief executive officer, and his knowledge of strategic issues facing the Company and the board of directors. The board of directors will be assessing its leadership structure on an ongoing basis and will make a determination later in 2011 whether it is necessary or appropriate to separate the roles of Chairman of the Board and Chief Executive Officer based on the Company’s facts and circumstances.

Our board conducts an annual self-evaluation in order to determine whether it and its committees are functioning effectively. As part of this self-evaluation, the board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders.

Risk Oversight

Our board of directors has oversight of our risk management program working directly with our senior management, who are responsible for our internal risk management. The Audit Committee has oversight responsibility for our risk identification and prioritization process and our Sarbanes-Oxley Act of 2002 compliance program. The Compensation Committee has oversight of risk considerations with respect to our compensation programs, including working directly with senior management to determine whether such programs improperly encourage management to take risks relating to the business and/or whether risks arising from our compensation programs are reasonably likely to have a material adverse effect on the Company. The Company’s senior management, subject to board oversight, is responsible for ensuring that our risk management program, comprised of strategic, operational, financial and legal risk identification and prioritization, is reflected in the Company’s policies and actions. The Company’s senior management, subject to board oversight, is also responsible for day-to-day risk management and implementation of Company policies, with monitoring and testing of Company-wide policies and procedures overseen by our audit committee. Our board of directors believes that this shared oversight is appropriate for the Company.

Board Committees and Meetings of the Board

The Board has a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the year ended December 31, 2010, the Nominating and Corporate Governance Committee met four times, the full Board met eleven times, the Compensation Committee met eight times, and the Audit Committee met six times. During 2010 the Company also had a Special Committee which met three times. All incumbent directors attended at least 75% of the aggregate number of the meetings of the Board and each member of the Committees of the Board attended at least 75% of the meetings of the Committees. Each committee’s charter is available free of charge through the Corporate Governance link on the Company’s website at www.bitstream.com, or by sending your request in writing to the Corporate Secretary, Bitstream Inc., 500 Nickerson Road, Marlborough, MA 01752-4695. Each committee conducts an annual assessment to determine whether it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations. Under the Board’s Corporate Governance Guidelines, each committee may retain experts to assist it in carrying out its responsibilities. The Board of Directors has determined that each of the members of the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee are “independent” as required by applicable laws and regulations, and the NASDAQ Stock Market Rules.

The Board and executive management believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board and executive management team have been reviewing and will continue to review our corporate governance policies and practices for compliance with applicable regulations and will continue to compare those policies and practices to those suggested by various authorities in corporate governance and the practices of other public companies.

Audit Committee

The Audit Committee reviews our accounting practices, internal accounting controls and financial results and oversees the engagement of our independent registered public accountants. The Audit Committee also oversees management’s performance of its duties with respect to maintaining the integrity of our accounting and financial reporting and our systems of internal controls, the performance and qualifications of the independent accountants (including the independent accountant’s independence), and our compliance with legal and regulatory requirements. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and the confidential and anonymous submission by employees and others regarding questionable or possibly fraudulent actions or activities. The Board of Directors, based on the recommendation of the Audit Committee, designated Mr. Lubrano, and upon his passing, Mr. Keating, as the “audit committee financial expert.” During 2010, the members of this committee were Mr. Lubrano, serving as Chairperson, Mr. Beitzel, Mr. Kaminski, and as of his election to the Board in May 2010, Mr. Keating. Mr. Lubrano passed away in February 2011 following which Mr. Keating was appointed Chairperson of the committee. Effective upon Mr. Kaminski’s appointment as Chief Executive Officer on May 1, 2011, Mr. Kaminski resigned from the Audit Committee and Mr. Kagan was appointed to the Audit Committee in his place.

Compensation Committee

The Compensation Committee establishes salaries, incentives and other forms of compensation for our directors, officers and other employees. The Compensation Committee also administers our benefit plans and administers the issuance of stock options and other awards under our Stock Plans to all our employees and directors, including the members of such committee. The committee also reviews, and recommends to the full Board, the compensation and benefits for non-employee Directors. During 2010, the members of this committee were Mr. Beitzel, serving as Chairperson, Mr. Kaminski, Mr. Lubrano, and as of his election to the Board in May 2010, Mr. Martynek. Effective upon Mr. Kaminski’s appointment as Chief Executive Officer on May 1, 2011, Mr. Kaminski resigned from the Compensation Committee and Mr. Kagan was appointed to the Compensation Committee in his place.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies, and practices of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the Company. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees and reflects those policies and practices in corporate governance guidelines, and evaluates the qualifications of, and recommends to the full Board, candidates for election as Directors. During 2010, the members of this committee were Mr. Kaminski, serving as Chairperson, Messrs. Beitzel, Lubrano, Ying, until his resignation in August of 2010, and Kagan, as of his appointment to the Board in February of 2010. Effective upon Mr. Kaminski’s appointment as Chief Executive Officer on May 1, 2011, Mr. Kaminski resigned from the Nominating and Corporate Governance Committee and Mr. Keating was appointed to the Nominating and Corporate Governance Committee in his place and Mr. Kagan was appointed chairman of the committee.

Special Committee

The Board created a Special Committee in September 2010 to select a financial advisor to advise the Company with respect to business opportunities and enhancing shareholder value. The Special Committee performed a search and evaluated the qualifications of several advisors. In October 2010 the Special Committee made a recommendation to the Board, which the Board approved, appointing Rothschild Inc. as the Company’s financial advisor. During 2010, the members of this committee were Messrs. Kagan, serving as Chairperson, Kaminski, and Keating.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is that all directors are encouraged to attend annual meetings of stockholders. All of our directors attended the 2010 Annual Meeting of Stockholders.

Independence of Directors

Our Board has determined that the majority of the Board is comprised of “independent directors” under the NASDAQ Stock Market Rules. Our independent directors are, or were during their time of service on the Board: Messrs. Beitzel, Kagan, Keating, Lubrano, Martynek and Ying. There are no family relationships among any of the executive officers or directors of the Company.

Shareholder Communications with Directors

A shareholder who wishes to communicate directly with the Board, a committee of the Board or with an individual Director, should send the communication to:

Bitstream Inc.

Attn: Board of Directors [or committee name or Director’s name, as appropriate]

500 Nickerson Road

Marlborough, MA 01752-4695

Bitstream will forward all shareholder correspondence concerning the Company to the Board, committee or individual Director, as appropriate. This process has been approved by the current independent Directors of Bitstream.

Nomination of Candidates for Director

When evaluating potential candidates for directors, the Nominating and Corporate Governance Committee (the “Nominating Committee”) considers individuals recommended by members of the Nominating Committee, other Directors, members of management, and shareholders or self-nominated individuals. The Nominating Committee is advised of all nominations that are submitted to us and determines whether it will further consider the candidates using the criteria described below. The Nominating and Corporate Governance Committee acts pursuant to a written charter, which may be found on our web site at:

http://www.bitstream.com/corporate/investor/corp_gov.html

In order to be considered, each proposed candidate must:

•	Be ethical;

•	Have proven judgment and competence;

•	Have professional skills and experience that are complementary to the background and experience represented on the Board and that meet our needs;

•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

•	Be willing and able to devote sufficient time to fulfill his/her responsibilities to Bitstream and its shareholders.

The Nominating Committee also considers the following factors when evaluating candidates for director:

1)	How such candidate contributes to the diversity of the board of directors. Although the Company does not have a formal diversity policy, it endeavors to comprise the Board of members with a broad mix of professional and personal backgrounds. Thus, the Nominating Committee accords some weight to the individual professional background and experience of each director. Further, in considering nominations, the Nominating Committee takes into account how a candidate’s professional background would fit into the mix of experiences represented by the then-current Board. When evaluating a nominee’s overall qualifications, the Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily required of all prospective nominees.

2)	The degree to which such candidate’s experience strengthens the board of directors’ collective qualifications and skills.

3)	The candidate’s understanding of and experience in the software and technology industries.

4)	The candidate’s leadership experience with public companies.

The Committee seeks and receives recommendations on board candidates from third parties, including security holders, and while recommendations from significant security holders might receive greater initial consideration we generally would seek to apply the same criteria that would be applied in evaluating other candidates to these recommended candidates.

After the Nominating Committee has completed its evaluations, it presents its recommendations to the full Board for its consideration and approval. In presenting its recommendations, the Nominating Committee also reports on other candidates who were considered but not selected.

We will report any material change to this procedure in a quarterly or annual filing with the Securities and Exchange Commission and any new procedure will be available through the Corporate Governance link on our website at www.bitstream.com.

Our Bylaws require that a shareholder who wishes to nominate an individual for election as a Director at our next Annual Meeting of Shareholders in 2012, or to transact other business at our next Annual Meeting of Shareholders in 2012, must give us advance written notice no earlier than March 12, 2012 and no later than March 22, 2012 and provide us with certain information described in our By-laws, including without limitation the number of shares held by the shareholder, the length of time such shares have been held, the shareholder’s intention to hold or dispose of such shares, and information about any director nominee, including such information as would be required under Regulation 14A of the Securities Exchange Act of 1934, as amended. Shareholders may obtain a copy of the By-law requirements free of charge from the Corporate Secretary, Bitstream Inc., 500 Nickerson Road, Marlborough, MA 01752-4695.

Director Compensation

Our current director compensation guidelines stipulate that each director who is not our employee is entitled to receive $35,000 in cash compensation for service as a director and that each new non-employee director be awarded 25,000 restricted shares. In addition, our non-employee Chairman of the Board is entitled to receive an additional $15,000 in cash compensation for his service as Chairman. For the year ended December 31, 2010, Mr. Ying, our former chairman received $50,000; Messrs. Beitzel, Lubrano, Kaminski, and Kagan each received $35,000; and Messrs. Keating and Martynek each received $20,417. Upon their appointment or election to the Board, Messrs. Kagan, Keating, and Martynek, also each received a restricted stock award of 25,000 shares which vests over five years in one-twentieth increments on each quarterly anniversary date from the date of the grant.

On August 12, 2010, Messrs. Beitzel, Lubrano, and Kaminski, were each granted a restricted stock award for 5,000 shares of the Company’s Class A Common Stock, which vests over five years in one-twentieth increments on each quarterly anniversary date from the date of the grant. On November 12, 2010 Messrs. Kagan, Kaminski, and Keating, were granted 4,500, 3,000 and 3,000, respectively, for their service on the Special Committee. From January 1, 2011 to April 20, 2011, the Board did not make any stock option grants to purchase Class A Common Stock to any Board member and made restricted stock awards on February 24, 2011 to Messrs. Kagan, Kaminski, and Keating, granting 4,500, 3,000 and 3,000, respectively, for their service on the Special Committee. Except for this equity compensation for service on the Special Committee, directors do not receive any other compensation for service on committees of the Board.

The following table provides information on the compensation of our directors for the fiscal year ended December 31, 2010. Ms. Chagnon did not receive separate compensation for her services as a director. In addition to Mr. Kaminski’s compensation as a director and Chairman of the Board, effective upon Mr. Kaminski’s appointment as Chief Executive Officer on an interim basis on May 1, 2011, Mr. Kaminski will be compensated $1,500 per day for serving as the Chief Executive Officer. For her compensation as our Chief Executive Officer, see Ms. Chagnon’s compensation discussed in this Proxy Statement under the “Compensation Discussion and Analysis” and the data related to her compensation in the Summary Compensation Table and related tables.

DIRECTOR COMPENSATION TABLE(1)

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
George B. Beitzel	35,000		34,750	—	—	69,750
Jonathan Kagan	35,000		231,925	—	—	266,925
Amos Kaminski	35,000		56,200	—	—	91,200
Melvin L. Keating	20,417		202,950	—	—	223,367
David G. Lubrano	35,000		34,750	—	—	69,750
Raul K. Martynek	20,417		181,500	—	—	201,917
Charles Ying	50,000	(3)	7,860	—	—	57,860

(1)	Compensation amounts for restricted stock awards represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Share Based Payments” for each of the restricted stock awards made during 2010. Grant date fair value was calculated using the closing price on the grant date multiplied by the number of shares. These amounts do not represent the actual value that may be realized by the Directors.
(2)	No Stock Options or warrants were granted or issued during 2010 to any of the non-employee directors.
(3)	Upon Mr. Ying’s resignation from the Board, the Board approved the acceleration his unvested restricted stock awards, which had been unvested due to length of service requirements. This resulted in the modification of 10,000 restricted shares as follows: 2,000 shares awarded on May 24, 2007, 3,000 shares awarded on May 20, 2008, and 5,000 shares awarded on August 19, 2009. The grant date fair value of the 10,000 modified awards is the difference between the value at the date modified and the value at original date awarded.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and stockholders who own more than ten percent of the outstanding Class A Common Stock of the Company to file with the Securities and Exchange Commission, statements of beneficial ownership and changes in beneficial ownership of voting securities of the Company and to furnish copies of such reports to us.

Based solely on a review of the copies of such forms received by the Company, and on written representations from certain reporting persons, we believe that with respect to the year ended December 31, 2010, our directors, officers and ten-percent stockholders timely filed all such required forms, except as set forth in the table below:

Name of Director, Executive Officer or 10% Beneficial Owner	Late Report(s)	Late Transaction(s)
Thomas H. Patrick (10% shareholder)	Form 3 filed 09/02/2010	Ownership of 378,906 shares of Class A Common Stock as of 04/09/2010

Raul K. Martynek (director)	Form 3 filed 08/18/2010 Form 4 filed 08/18/2010	Ownership of 1,230 shares of Class A Common Stock as of 05/27/2010 Grant of 25,000 restricted shares of Class A Common Stock on 05/27/2010

Jonathan Kagan (director)	Form 3 filed 04/08/2010	Ownership of 1,000 shares of Class A Common Stock as of 02/22/2010

	Form 4 filed 04/08/2010	Grant of 25,000 restricted shares of Class A Common Stock on 02/22/2010

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has retained PWC as the Company’s independent registered public accounting firm for the audit of our financial statements for the year ended December 31, 2010 and intends to retain PWC for the year ending December 31, 2011. Representatives of PWC are expected to be present at the meeting to answer appropriate questions and they will have the opportunity to make a statement if they desire to do so.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, at the direction of the Board, has prepared the following report for inclusion in this Proxy Statement. In 2010, the Audit Committee was comprised of Messrs. Beitzel, Kaminski, Lubrano, and Keating, each a non-employee director who in 2010 met the independence criteria prescribed by applicable law and the rules of the U.S. Securities and Exchange Commission (“SEC”) for audit committee membership and each is an “independent director” under the NASDAQ Stock Market Rules. Each Audit Committee member meets the NASDAQ financial literacy requirements. The Board named Mr. Lubrano, who met the NASDAQ professional experience requirements, as its audit committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. Upon Mr. Lubrano’s death in February 2011, the Board designated Mr. Keating, who meets the NASDAQ professional experience requirements, as its Audit Committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and named Mr. Keating Chair of the Audit Committee. Effective upon Mr. Kaminski’s appointment as Chief Executive Officer on May 1, 2011, Mr. Kaminski resigned from the Audit Committee and Mr. Kagan was appointed to the Audit Committee in his place. The Board determined that Mr. Kagan meets the independence criteria prescribed by applicable law and the rules and the SEC for audit committee membership, is an “independent director” under the NASDAQ Stock Market Rules, and meets the NASDAQ financial literacy requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, a copy of which can also be obtained free of charge on our website at:

http://www.bitstream.com/corporate/investor/corp_gov.html

The Audit Committee has the responsibility for reviewing Bitstream’s accounting practices, internal accounting controls and financial results and oversees the engagement of our independent registered public accounting firm, including conducting a review of its independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors’ audit work, reviewing and pre-approving any audit and audit related services that may be performed by them, reviewing with management and our independent auditors the adequacy of our internal controls, and reviewing our critical accounting policies and the application of accounting principles. The Audit Committee holds meetings with management and our independent registered public accounting firm to review our annual audited financial statements and quarterly financial statements. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2010 and management’s assessment of the effectiveness of Bitstream’s internal controls over financial reporting as of December 31, 2010 with management and the independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards.

The Audit Committee received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with PWC that firm’s independence.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

George B. Beitzel

Melvin L. Keating, Chairperson

Amos Kaminski (with respect to actions by the Audit Committee prior to May 1, 2011)

Jonathan H. Kagan

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the “Compensation Committee”) of the Company at the direction of the Board has prepared the following report for inclusion in this Proxy Statement. In 2010, the Compensation Committee was comprised of Messrs. Beitzel, Kaminski and Lubrano, and Martynek, each a non-employee director who in 2010 was a “disinterested person” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended and who was “independent” as required by applicable laws and under the NASDAQ Stock Market Rules. Mr. Lubrano is no longer on the committee as of his death in February 2011. Effective upon Mr. Kaminski’s appointment as Chief Executive Officer on May 1, 2011, Mr. Kaminski resigned from the Compensation Committee and Mr. Kagan was appointed to the Compensation Committee in his place. The Board determined that Mr. Kagan is a “disinterested person” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and who is an “independent” as required by applicable laws and under the NASDAQ Stock Market Rules. The Compensation Committee has the responsibility for all compensation matters concerning the Company’s executive officers. The Compensation Committee is also responsible for oversight of our compensation plans and benefit programs and equity-based awards to our non-executive employees and consultants. The Compensation Committee acts pursuant to a written charter, which may be found on our web site at:

http://www.bitstream.com/corporate/investor/corp_gov.html

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in the Proxy Statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted,

COMPENSATION COMMITTEE

George B. Beitzel, Chairperson

Amos Kaminski (with respect to actions by the Compensation Committee prior to May 1, 2011)

Jonathan H. Kagan

Raul K. Martynek

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Bitstream’s executive compensation program is intended to attract and retain highly-qualified senior managers by providing compensation opportunities that reflect our business results and the individual executive’s performance. During the year ended December 31, 2010, we used salary, stock options and restricted stock awards, to meet these goals. We believe that these compensation opportunities will motivate management’s efforts by ensuring that the rewards received by our executives are consistent with the achievement of our business objectives and with the value added by management to the stockholders’ interests. Our compensation program provides for base salaries that reflect such factors as level of responsibility, internal fairness and external competitiveness. We also believe that a substantial portion of each of our executive’s compensation should be in the form of an incentive bonus. Receipt of this bonus is contingent upon our achievement of target levels of sales and earnings, strategic acquisitions and other initiatives, introduction of innovative products and services, and the achievement of and progress toward other significant annual financial and operational objectives as determined by the Compensation Committee. In general, we believe that the cash compensation of our executive officers approximates the average of compensation paid to executives of appropriate comparable companies who occupy positions of similar responsibilities. Our compensation program also provides long-term incentive opportunities in the form of stock options, restricted stock and other forms of equity compensation that strengthen the mutuality of economic interest between management and our stockholders and encourage management continuity. During the year ended December 31, 2010, we made awards under our 2006 Incentive Compensation Plan to our executive officers. These awards included restricted stock awards that vest over five-year periods and stock options to purchase shares that vest over a four-year period.

The following is a discussion of each element of our executive compensation program, including a description of the decisions and actions taken by the Compensation Committee with respect to the 2010 compensation for the Chief Executive Officer (the “CEO”) and all executive officers as a group.

Management Compensation Program

Overview

Compensation of our executive officers in the year ended December 31, 2010 (as reflected in the tables that follow with respect to the Named Executive Officers) consisted of the following elements: base salary, the opportunity for an annual incentive bonus, and stock option grants and restricted stock awards under our 2006 Incentive Compensation Plan. Total annual cash compensation for each executive officer varies each year based on our achievement of our annual objectives and the individual’s performance.

Base Salary

With respect to determining the base salary of each of the executive officers, the Compensation Committee takes into consideration a variety of factors, including the executive’s level of responsibility and individual performance, the salaries of similar positions in comparable companies and our financial and operational performance in relation to our objectives and our competitive standing. We review the results of various industry salary surveys to ensure our understanding of competitive compensation levels and practices in the marketplace. From time to time, we utilize the services of GK Partners, a recognized, independent external consulting firm to determine marketplace compensation values and practices, and to assess the reasonableness of our overall compensation program. No specific peer group benchmarking activities were performed by the independent consultant during 2010.

Annual Incentive Compensation

Our compensation philosophy includes granting annual cash bonuses reflecting the Company’s performance and individual executive performance. We maintain discretion to vary overall cash compensation for a given year by varying the size of the cash bonus based on corporate performance and individual performance. These cash bonuses reflect a material part of the overall compensation, with target payments ranging from 50%-100% of salary, depending upon executive position and overall company performance, and subject to the Compensation Committee’s discretion to award bonuses greater or lower than the target if they deem it appropriate. Because we believe that senior executives can have the greatest impact on the Company’s overall success, we typically set bonus targets as a higher percentage of base salaries for our most highly paid executives.

Our annual incentive bonus to our executive officers (including the Named Executive Officers) is based on the achievement of objective, financial and operational performance targets and the discretion of the Compensation Committee. These targets may include sales volume, net operating income, accomplishment of certain strategic business initiatives and other performance objectives as may be determined annually. In determining individual incentive bonus awards, the accountability of executive officers and their individual contributions towards the attainment of these objectives are considered. In determining awards for the most recent performance year, we considered new product development, management of corporate expenses, and cash equivalents on hand, as well as sales volume and earnings level achieved during this challenging economic climate. After considering these factors and others, the Compensation Committee determined that a cash bonus would be awarded to one executive officer, Mr. John Collins, Vice-president. Mr. Collins was awarded a $25,000 cash bonus based primarily on his involvement and efforts in achieving greater than target sales volume through our e-commerce site (MyFonts.com). This Bonus was paid during 2011 and is included in Mr. Collins’ 2010 compensation as disclosed in the summary compensation table. No annual bonus compensation was paid to the other Named Executive Officers for the fiscal year ending December 31, 2010. The calculation of our financial and operational performance with respect to the determination of these incentive bonus awards, if any, is made as soon as is practicable after the completion of our fiscal year.

Long-Term Incentive Awards

In addition to cash compensation, the Compensation Committee and the Board believe that providing executive officers with stock ownership opportunities aligns the interests of the executives with other stockholders and encourages the executives’ long-term retention. The long-term incentive element of our management compensation program has historically been in the form of stock option grants. However, in line with prevailing marketplace practices, the Compensation Committee has also made certain Restricted Stock awards in recent years to encourage the stability of the management team. The 2006 Incentive Compensation Plan, which was adopted on April 14, 2006 and approved by the stockholders on June 1, 2006, authorizes a committee of two or more directors designated by the Board, currently the Compensation Committee, to grant Options, Restricted Stock, Stock granted as a bonus or in lieu of another award, Other Stock-Based Awards, Performance Awards or Annual Incentive Awards for up to 2,000,000 shares of Class A Common Stock. Awards are typically granted annually, although supplemental awards are granted occasionally. All options granted in fiscal 2010 were subject to a four-year annual vesting provision and all restricted stock awards in fiscal 2010 were subject to a five-year quarterly vesting provision. We make awards based upon each executive’s relative position, responsibilities and performance over the previous year and the executive officer’s anticipated future performance, potential and responsibilities. We also review prior awards to each executive, including the number of shares that continue to be subject to vesting under their respective outstanding awards, in setting the size of awards to be granted to the executive officers. On August 12, 2010, the Board awarded Incentive Stock Options (“ISOs”) to purchase 30,000 shares of Class A Common Stock to Ms. Chagnon and 15,000 shares of Class A Common Stock to each of Messrs. Collins, Dore, Kaasila, and Kitsos. Such options have an exercise price equal to the fair market value of the Class A Common Stock of the Company on the date of grant as reported on NASDAQ, are exercisable for ten years and vest in one-fourth increments on each of the first, second, third and fourth anniversaries of the date of the grant. In addition, on August 12, 2010, the Board made restricted stock awards of 5,000 shares of Class A Common Stock of the Company to each of Messrs. Collins, Dore, Kaasila, and Kitsos and 10,000 shares to Ms. Chagnon. Such stock awards vest in one-twentieth quarterly increments on each quarterly anniversary of the date of the grant.

The stock awards granted under the 2006 Incentive Compensation Plan is intended to create opportunities for executive officers and other key employees of the Company to acquire a proprietary interest in the Company and to align their interests with those of the Company’s stockholders. In addition, the vesting provisions of such awards (which limit the exercisability of stock options and the receipt of restricted stock for certain periods of time) encourage the continued service and stability of the management team.

Post Employment Benefits

Our executives have severance agreements that provide them with severance payments and benefits in the event we terminate their employment without cause or the executive officer terminates employment for good reason, following a defined Change in Control of the Company. See “Potential Payments upon Termination following a Change-in-Control” for a discussion of the terms of these agreements, including the definitions of cause and good reason. Severance agreements for our executive officers provide security for executives against sudden or arbitrary termination following a Change in Control and help attract and retain key employees by providing competitive benefits. The provisions of each severance agreement are determined by the Compensation Committee based on current market trends and practices.

Individual Performance

Anna M. Chagnon served as our Chief Executive Officer from October 2003 until May 1, 2011. Effective March 1, 2008, Ms. Chagnon’s salary was increased from $275,000 to $300,000 and she has remained at that salary through 2010. For 2010, Ms. Chagnon target bonus was 67% of salary. The Compensation Committee, without Ms. Chagnon’s participation, evaluates Ms. Chagnon’s performance (and determines her bonus) by reviewing the Company’s overall revenue growth and operating profit, the performance of Ms. Chagnon’s management team, and the Company’s success in achieving the goals contained in the Company’s budget for the year. For the 2010 fiscal year, the Compensation Committee determined that based on the Company’s performance, (with the exception of Mr. Collins performance in achieving MyFonts.com success), no bonuses would be paid to the members of the executive team including Ms. Chagnon. Despite several accomplishments including leading the Company’s successful bid to purchase the iWay related assets of Press-Sense Ltd., managing expenses and our cash position, and helping to consummate several key new business relationships, the Compensation Committee determined that the overall results of the Company did not warrant bonus compensation to Ms. Chagnon. Ms. Chagnon is eligible to participate in the same executive compensation programs in which our other executive-level employees participate. Her total annual compensation for 2010 (including compensation derived from salary and annual incentive bonus) was determined by the Compensation Committee in consideration of the same performance criteria used to establish pay levels for all other executive-level employees. Based on prior marketplace analyses, the Compensation Committee has determined that Ms. Chagnon’s salary is at or below the median salary of Chief Executive Officers in a selected group of comparable companies. On August 12, 2010, Ms. Chagnon was granted a stock option under our 2006 Incentive Compensation Plan for 30,000 shares of our common stock at a price per share of $6.95 and awarded restricted stock of 10,000 shares of our common stock as part of the annual grant process described above. The stock options vest over four years at a rate of 25% on the first, second, third and fourth anniversary of the grant, and the restricted stock vests over five years at a rate of 5% over the 20 quarterly anniversaries of the grant over the 5 year vesting period.

Prior to her resignation on May 1, 2011, Ms. Chagnon managed our named executive officers (“NEO’s”), other than herself. Ms. Chagnon reviewed the NEO’s performance against operating and strategic goals set for that executive during the previous year; she then further assessed each NEO’s individual performance by measuring the NEO’s contribution to the Company’s consolidated results and the Company’s success in achieving the goals contained in the Company’s budget for the year. Based on this assessment, Ms. Chagnon then recommended to the Compensation Committee what percentage of the target bonus award available to the NEOs each of the NEOs should receive. The Compensation Committee either accepts Ms. Chagnon’s recommended bonus for each NEO, or suggests other factors or outcomes. After these deliberations, the Compensation Committee determines and approves a bonus for each such executive. For 2010, Ms. Chagnon set the target bonus for the other NEO’s at approximately 50% of their respective annual salary or $90,000 to each of John Collins, Sampo Kaasila, and Costas Kitsos and $92,500 to James Dore. Based upon the Company’s financial results during a year with very challenging economic conditions, the Compensation Committee decided not to award cash bonuses to the NEOs for the 2010 fiscal year except to Mr. Collins. Mr. Collins’ operating and strategic focus was on the growth and margin improvement on sales generated through our MyFonts.com e-commerce site and its contribution to the Company’s consolidated results. Sales and margins increased significantly and thus Mr. Collins was awarded a $25,000 bonus, or 27.8% of his target bonus, for his managing of the MyFonts.com e-commerce site.

Subsequent Event

On May 1, 2011, Ms. Chagnon resigned as President, Chief Executive Officer and an employee of the Company and as a member of the Board of Directors. In connection with Ms. Chagnon’s resignation, the Board of Directors elected Mr. Kaminski as Chief Executive Officer of the Company on an interim basis at a salary of $1,500 per day. In addition, the Compensation Committee authorized the Company to enter into a Resignation Agreement with Ms. Chagnon effective as of May 1, 2011 to provide for certain severance benefits as more fully described in this proxy statement under the heading “Payments to Former Chief Executive Officer.”

Summary Compensation Table

The following table sets forth certain summary information concerning compensation paid for the year ended December 31, 2010 by the Company to its Chief Executive Officer (the “CEO”), its Principal Financial Officer (the “PFO”) and the three most highly compensated executive officers other than the CEO and PFO who were serving as executive officers on December 31, 2010, whose aggregate salary and bonus exceeded $100,000 for the year ended December 31, 2010, (together, with the CEO and PFO, the “Named Executive Officers” or “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Options/ Warrants ($)(4)	Non-equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Anna M. Chagnon President & CEO (Principal Executive Officer)*	2010 2009 2008	300,000 311,538 294,711	— — —	69,500 53,900 61,500	128,055 107,576 226,070	— — 100,000	7,350 7,350 6,900	504,905 480,364 689,181

James P. Dore Vice President & CFO (Principal Financial Officer)	2010 2009 2008	185,000 192,116 180,769	— — —	34,750 26,950 30,750	64,028 53,788 67,821	— — 55,000	5,550 7,350 6,900	289,328 280,204 341,240

Costas Kitsos Vice President of Engineering	2010 2009 2008	180,000 186,923 176,827	— — —	34,750 26,950 30,750	64,028 53,788 67,821	— — 50,000	5,400 7,350 6,900	284,178 275,011 332,298

Sampo Kaasila Vice President of Research and Development	2010 2009 2008	180,000 186,923 176,827	— — —	34,750 26,950 30,750	64,028 53,788 67,821	— — 50,000	5,400 7,108 6,900	284,178 274,769 332,298

John S. Collins Vice President	2010 2009 2008	144,000 149,539 141,462	— — —	34,750 26,950 30,750	64,028 53,788 67,821	25,000 — 50,000	— 5,986 6,900	267,778 236,263 296,933

*	Ms. Chagnon resigned as President & CEO effective as of May 1, 2011.

(1)	Base salaries for 2010 remained unchanged from the levels approved by the Compensation Committee in February 2008. The Compensation Committee did not approve or award any increases in base salary for any of the named executive officers during 2010.
(2)	Payments reported as a cash bonus are disclosed in the Non-Equity Incentive Plan Compensation column and in the Grants of Plan-Based Awards Table below to the extent they do not represent mandatory payments.
(3)	Compensation amounts for 2010, 2009 and 2008 for restricted stock awards represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Share Based Payments” for each of the restricted stock awards made during each year, grant date fair value was calculated using the closing price on the grant date multiplied by the number of shares. These amounts do not represent the actual value that may be realized by the NEOs.
(4)	Compensation amounts for 2010, 2009 and 2008 for stock options granted represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Share Based Payments” for each of the awards made during year. For the assumptions used in these valuations, see the Notes to Consolidated Financial Statements in our 2010 audited financial statements included within our Annual Report on Form 10-K.
(5)	Amounts represent the actual annual incentive compensation payments to each officer pursuant to our annual incentive plan. Mr. Collins cash bonus was awarded for 2010 and paid in February 2011. The bonus amounts for 2008 were paid in February 2009, and the bonus amounts for 2007 were paid in March 2008.
(6)	Represents matching contributions by the Company for the account of the Named Executive Officer under the Company’s 401(k) Plan unless otherwise noted.

Plan Based Awards

The following table provides information as to the grants of plan-based awards to each Named Executive Officer during 2010. The table identifies the threshold (or minimum amount payable other than zero), target payable if specified performance goals are achieved, and maximum values of the 2010 incentive plan awards for each of the named executive officers.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated possible payouts under Non-Equity Incentive Plan Awards(1)				Stock Awards: Number of Restricted Shares of Stock (#)(2)	Number of Securities Underlying Options Granted (#)(3)	Full grant date fair value of each equity award ($)(4)
		Threshold $	Target $	Maximum $	Grant Date
Anna M. Chagnon	03/04/10	—	200,000	—	08/12/10	10,000	30,000	197,555
John S. Collins	03/04/10	—	90,000	—	08/12/10	5,000	15,000	98,778
James P. Dore	03/04/10	—	92,500	—	08/12/10	5,000	15,000	98,778
Sampo Kaasila	03/04/10	—	90,000	—	08/12/10	5,000	15,000	98,778
Costas Kitsos	03/04/10	—	90,000	—	08/12/10	5,000	15,000	98,778

(1)	Amounts represent target amounts payable to each officer pursuant to our annual incentive plan, which plan does not have specific thresholds or maximums. Mr. Collins received a $25,000 cash bonus pursuant to this plan, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For a discussion of the performance targets associated with these awards see “Compensation Discussion and Analysis”.
(2)	Amounts represent stock awards of restricted shares of Class A Common Stock. These stock awards vest in equal installments of 5% of each award on each quarterly anniversary of the date of the grant over the 5 year vesting period.
(3)	Amounts represent awards of options to purchase shares of Class A Common Stock at an exercise price of $6.95 per share, which was the fair market value of the shares on the date of grant as required by our 2006 Incentive Compensation Plan. These options expire on August 12, 2020 and vest in equal installments of 25% of each award on each of the first, second, third, and fourth anniversary of the date of the grant.

(4)	Amounts represent the full grant date fair value assuming the closing price of the stock on the date of grant of the award as required by our 2006 Incentive Compensation Plan.

Outstanding Equity Awards at December 31, 2010

The following table sets forth, the number of unexercised options held by each named executive officer at year end, the exercise price and expiration date of each award.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards(1)				Stock Awards(2)
	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Exercise Price	Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)	Grant Date
Name	Exercisable	Unexercisable
Anna M. Chagnon	40,000	—	3.9600	11/05/11	4,000	28,960	05/24/07
	100,000	—	3.0000	02/12/14	6,000	43,440	05/20/08
	60,000	—	1.5900	08/02/14	8,000	57,920	08/19/09
	50,000	—	4.4500	08/03/16	9,500	68,780	08/12/10
	15,000	5,000	8.1200	05/24/17	—	—	—
	25,000	25,000	6.1500	05/20/18	—	—	—
	7,500	22,500	5.3900	08/19/19	—	—	—
	—	30,000	6.9500	08/12/20	—	—	—

John S. Collins	25,000	—	4.4500	08/03/16	2,000	14,480	05/24/07
	15,000	5,000	8.1200	05/24/17	3,000	21,720	05/20/08
	7,500	7,500	6.1500	05/20/18	4,000	28,960	08/19/09
	3,750	11,250	5.3900	08/19/19	4,750	34,390	08/12/10
	—	15,000	6.9500	08/12/20	—	—	—

James P. Dore	12,667	—	1.7900	02/13/13	2,000	14,480	05/24/07
	25,000	—	1.5900	08/02/14	3,000	21,720	05/20/08
	30,000	—	2.3390	02/07/15	4,000	28,960	08/19/09
	25,000	—	4.4500	08/03/16	4,750	34,390	08/12/10
	15,000	5,000	8.1200	05/24/17	—	—	—
	7,500	7,500	6.1500	05/20/18	—	—	—
	3,750	11,250	5.3900	08/19/19	—	—	—
	—	15,000	6.9500	08/12/20	—	—	—

Sampo Kaasila	20,000	—	3.9600	11/05/11	2,000	14,480	05/24/07
	25,000	—	1.5900	08/02/14	3,000	21,720	05/20/08
	25,000	—	4.4500	08/03/16	4,000	28,960	08/19/09
	15,000	5,000	8.1200	05/24/17	4,750	34,390	08/12/10
	7,500	7,500	6.1500	05/20/18	—	—	—
	3,750	11,250	5.3900	08/19/19	—	—	—
	—	15,000	6.9500	08/12/20	—	—	—

Costas Kitsos	20,000	—	3.9600	11/05/11	2,000	14,480	05/24/07
	25,000	—	1.5900	08/02/14	3,000	21,720	05/20/08
	25,000	—	4.4500	08/03/16	4,000	28,960	08/19/09
	15,000	5,000	8.1200	05/24/17	4,750	34,390	08/12/10
	7,500	7,500	6.1500	05/20/18	—	—	—
	3,750	11,250	5.3900	08/19/19	—	—	—
	—	15,000	6.9500	08/12/20	—	—	—

(1)

All options outstanding as of December 31, 2010 have ten-year terms. All options with an expiration date prior to June 2016 vest over a three-year period in equal installments on the first, second, and third anniversary of the award. Options granted under the 2006 Incentive Compensation Plan, which include the options above with an expiration date after June 2016, vest over a four-year period in equal installments of 25% on the first, second, third, and fourth anniversary of the award.

(2)	The value of the stock award was calculated by using a share price of $7.240, the closing price of Bitstream’s common stock on December 31, 2010. Stock Awards vest over a five-year period in equal quarterly installments of 5% on each quarterly anniversary of the award.

Value Realized from Stock Options and Stock Appreciation Awards

The following table sets forth the number of options exercised and the value each named executive officer realized during 2010. As of December 31, 2010 we have not awarded any stock appreciation rights.

OPTION EXERCISES AND STOCK VESTED DURING 2010

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anna M. Chagnon	42,899	219,600	6,500	44,635
John S. Collins	—	—	3,250	22,318
James P. Dore	50,000	225,493	3,250	22,318
Sampo Kaasila	—	—	3,250	22,318
Costas Kitsos	42,400	166,518	3,250	22,318

(1)	The “value realized” represents the total value of gains on the date of exercise based on the actual sale prices or on the closing price that day if the shares were not sold that day, in each case less the exercise price of the stock options, without deducting taxes or commissions paid by employee.

EXECUTIVE AGREEMENTS

All of the Company’s Named Executive Officers are employed on an at-will basis but have entered into severance agreements with the Company in the event of a “Change in Control” as described below. These agreements have an original term expiring on April 15, 2012, and shall thereafter be automatically renewed for successive one-year terms unless the Company has notified the NEO of its election not to renew the term of the agreement not less than 120 days before the expiration of the (then) current term.

Potential Payments upon Termination Following a Change-in-Control

The severance agreements with our NEOs provide certain benefits upon the termination of employment after a change in control (a “Change in Control”) as defined below. Under these agreements, the NEO shall be entitled to severance benefits if terminated within twenty-four months of a Change in Control, unless such termination is due to the NEO’s death or disability, or is by the Company for Cause, or is by the NEO for other than Good Reason.

A Change in Control shall mean the occurrence of any of the following events:

1)	any “Person(s)” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bitstream Inc. representing thirty percent (30%) or more of the combined voting power of Bitstream Inc.’s (then) outstanding securities; or

2)

during any period of twelve consecutive months, individuals who at the beginning of such period constitute the Board of Directors of Bitstream Inc. cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the incumbent Board shall be considered as though such individual were a member of the incumbent Board; or

3)	the Company is a party to (i) any consolidation or merger of Bitstream Inc. in which it is not the continuing or surviving corporation or pursuant to which its shares of common stock would be converted into cash, securities, or other property; or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

4)	approval by the stockholders of Bitstream Inc. of any plan or proposal for the liquidation or dissolution of the Company.

Cause is defined as (i) the willful and continued failure by the NEO to substantially perform the NEO’s duties (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered to the NEO by the Company, which demand specifically identifies the manner in which it is believed that the NEO has not substantially performed the NEO’s duties; or (ii) conviction of a felony or acts of dishonesty resulting in gain or personal enrichment at the expense of the Company; or (iii) the NEO’s willful misconduct or insubordination which is materially injurious to the Company. For purposes of this paragraph, no act or failure to act on the NEO’s part shall be considered as willful unless done, or omitted to be done, by the NEO not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

Disability is defined as the illness, or mental or physical disability, of the NEO as determined by a physician acceptable to the Company and the NEO, resulting in the NEO’s failure to perform substantially all of his or her applicable material duties for a period of six consecutive months, and the NEO’s failure to return to the performance of such duties within 30 days after receiving written notice of termination of employment due to such Disability.

Good Reason is defined as the (i) reduction in the NEO’s (then) current base salary as paid immediately preceding the Change in Control; (ii) diminution, reduction or other adverse change in the annual bonus opportunity or other incentive compensation opportunities available to the NEO immediately preceding the Change in Control; (iii) the Company’s failure to pay the NEO any amounts otherwise earned, vested or due under any compensation plan or human resources policy of the Company immediately preceding the Change in Control; (iv) diminution of the Executive’s title, position, authority or responsibility; (v) assignment to the NEO of duties incompatible with the position occupied by the NEO immediately preceding the Change in Control; or (vi) relocation of the NEO’s position to a location more than 35 miles from the location to which the NEO was assigned immediately preceding the Change in Control.

If, after any Change in Control shall have occurred, the NEO’s employment shall be terminated within twenty-four months of the date of such Change in Control either (i) by the Company other than for death, disability or Cause, or (ii) by the NEO for Good Reason, the NEO shall be entitled to the following severance benefits:

The Company shall pay the NEO’s full base salary through the date of termination at the rate which is the higher of the (then) current annual rate or the annual rate in effect immediately prior to the date of any Change in Control. The Company shall also pay the NEO the amount, if any, of any unpaid earned annual bonus for the preceding fiscal year. In addition, the Company shall continue in full force and effect through the date of termination the NEO’s participation in all stock ownership, stock purchase, stock option and restricted stock plans; all health and welfare benefit plans; and all insurance and disability plans as may be in effect at the date of the Change in Control. Notwithstanding the terms and conditions of any Company stock plans and related agreements under which outstanding stock option and restricted stock grants shall have been made, any such outstanding and unvested stock options and restricted stock grants shall become immediately and fully vested upon the occurrence of a Change in Control.

The Company shall pay as severance benefits to the NEO on or before the fifth day following the date of termination of employment, a lump sum payment equal to twice the NEO’s base salary in the case of the CEO and 1.75 times the NEO’s base salary in the case of any other NEO, at the rate which is the higher of the (then) current annual rate or the annual rate in effect immediately prior to the date of any Change in Control. Such lump sum payment shall be subject to all applicable federal, state and local income and FICA taxes including all required withholding amounts. In no event shall the severance benefits exceed the amount that is deductible by the Company in accordance with Section 280(G) of the Code. The NEO shall not be required to mitigate or offset the amount of any severance benefits or other benefits provided by seeking employment or otherwise, nor shall the amount of any payment provided be reduced by any compensation earned by the NEO as the result of employment by another employer after the date of termination from the Company.

Payments to Former Chief Executive Officer

On May 1, 2011, Ms. Chagnon resigned as President, Chief Executive Officer and an employee of the Company and as a member of the Board of Directors. In connection with Ms. Chagnon’s resignation, the Company entered into a Resignation Agreement with Ms. Chagnon which provides for the following payments and benefits:

•	A lump sum cash payment of $611,539 to be paid on or before May 9, 2011, consisting of two years base salary equal to $600,000 and $11,539 for accrued but unused vacation time;

•

The vesting of 2,000 shares of restricted common stock scheduled to vest on May 20, 2011, 500 shares of restricted common stock scheduled to vest on May 12, 2011, and 2,000 shares of restricted common stock scheduled to vest on May 24, 2011 with an aggregate value of $27,918 based on a $6.204 closing price of the Company’s common stock as reported on the NASDAQ Capital Market on April 29, 2011;

•

The vesting of 5,000 common stock options with an exercise price of $8.12 per share scheduled to vest on May 24, 2011 and 12,500 common stock options with an exercise price of $6.15 per share scheduled to vest on May 20, 2011;

•

The suspension of future vesting and forfeiture as of November 1, 2011 of 22,500 unvested shares of restricted common stock and 60,000 common stock options, provided, however, that upon a Change in Control (as defined herein above) of the Company on or before November 1, 2011, all such unvested securities shall become fully vested as of the date of such Change in Control; and

•	Reimbursement of up to $15,000 in Ms. Chagnon’s reasonable attorney’s fees in connection with her resignation.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2010, Messrs. Beitzel, Kaminski, Lubrano, and Martynek fulfilled all functions of the Compensation Committee with regard to determining compensation of executive officers of the Company.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information as of April 8, 2011, with respect to the Class A Common Stock owned or deemed beneficially owned as determined under the rules of the Securities and Exchange Commission, directly or indirectly, by each stockholder known to the Company to own beneficially more than 5% of the Class A Common Stock, by each director, by the executive officers named in the Summary Compensation Table included elsewhere herein, and by all directors and executive officers of the Company and its subsidiaries as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Class A Common Stock if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days following April 8, 2011. As used herein “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

Name and Address(2)	Number(1)	Percent of Common Stock(1)
Principal Stockholders
Columbia Pacific Opportunity Fund, L.P. (3) 1910 Fairview Avenue East, Suite 500 Seattle, WA 98102	2,018,650	19.49%

Mr. Trent Stedman, Mr. Thomas Patrick, New Vernon Aegir Master Fund Ltd. and New Vernon Partners LLC, as a group (4) 799 Central Ave. Suite 350 Highland, IL 60035	1,586,762	15.32%

Directors and Executive Officers
George B. Beitzel (5)	483,932	4.66%
Anna M. Chagnon (6)	454,749	4.25%
Amos Kaminski (7)	440,000	4.22%
James P. Dore (8)	154,917	1.48%
Sampo Kaasila (9)	146,250	1.40%
John S. Collins (10)	137,968	1.32%
Costas Kitsos (11)	129,950	1.24%
Jonathan Kagan (12)	35,000	*
Melvin Keating (13)	31,000	*
Raul Martynek (14)	26,320	*
All directors and executive officers as a group (10 persons) (5)(6)(7)(8)(9)(10)(11)(12)(13)(14)	2,040,086	18.24%

*	Less than one percent
(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Class A Common Stock shown as beneficially owned by them, subject to community property laws where applicable. The information presented with respect to the Principal Stockholders is based on reports of beneficial ownership on Forms 3 and 4, and Schedules 13D and 13G delivered to the Company pursuant to the Exchange Act and such other information as may have been provided to the Company by any such Principal Stockholder. In accordance with the rules of the Securities and Exchange Commission, Class A Common Stock subject to stock options or warrants which are currently exercisable or which become exercisable within 60 days after April 8, 2011, are deemed outstanding for computing the share ownership and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership.
(2)	Unless otherwise indicated, the address of each director and officer listed is: c/o Bitstream Inc., 500 Nickerson Road, Marlborough, MA 01752-4695.

(3)	Based upon the information provided pursuant to a joint statement on a Form 4 filed with the SEC on April 8, 2011 and a joint Schedule 13D/A filed with the SEC on March 29, 2011 Columbia Pacific Opportunity Fund L.P. (the “Fund”). Columbia Pacific Advisors LLC (the “Adviser”) has the sole power to vote or direct the vote of, and to dispose or direct the disposition of the shares owned by the Fund. Alexander B. Washburn, Daniel R. Baty, Stanley L. Baty and Brandon D. Baty are the managing members of the Adviser.
(4)	Based upon the information provided pursuant to a joint statement on Schedule 13D/A filed with the SEC on January 3, 2011 by the group. New Vernon Aegir Master Fund Ltd. directly beneficially owns 1,135,462 shares of Class A Common Stock over which it has sole voting and dispositive power. Mr. Stedman directly beneficially owns 72,394 shares of Class A Common Stock over which he has sole voting and dispositive power. Mr. Patrick directly beneficially owns 378,906 shares of Class A Common Stock over which he has sole voting and dispositive power. New Vernon Investment Management LLC is the investment advisor of New Vernon Aegir Master Fund Ltd. and, as such, may be deemed to have voting and dispositive power over the shares of Class A Common Stock directly beneficially owned by New Vernon Aegir Master Fund Ltd. and, accordingly, may be deemed to indirectly beneficially own such shares. New Vernon Partners LLC is the investment manager of New Vernon Aegir Master Fund Ltd. and, as such, may be deemed to have voting and dispositive power over the shares of Class A Common Stock directly beneficially owned by New Vernon Aegir Master Fund Ltd. and, accordingly, may be deemed to indirectly beneficially own such shares. Mr. Stedman is a portfolio manager of New Vernon Investment Management LLC. In such capacity, Mr. Stedman controls the trading of securities held by New Vernon Aegir Master Fund Ltd. As a result of such role and otherwise by virtue of his relationship to New Vernon Aegir Master Fund Ltd., New Vernon Partners LLC and New Vernon Investment Management LLC, Mr. Stedman may be deemed to have voting and dispositive power over the shares of Class A Common Stock directly beneficially owned by New Vernon Aegir Master Fund Ltd. and, accordingly, may be deemed to indirectly beneficially own such shares. As a result, Mr. Stedman may be deemed to beneficially own a total of 1,207,856 shares of Class A Common Stock. Thomas Patrick is a member of New Vernon Investment Management LLC. By virtue of his relationship with New Vernon Investment Management LLC, Mr. Patrick may be deemed to be part of a group with Mr. Stedman and New Vernon Investment Management LLC, New Vernon Aegir Master Fund Ltd. and New Vernon Partners LLC with respect to the Class A Common Stock of the Company.
(5)	Includes 30,000 shares issuable to Mr. Beitzel upon the exercise of options and 13,500 shares which represent non-vested restricted stock awards.
(6)	Includes 324,500 shares issuable to Ms. Chagnon upon the exercise of options and 27,000 shares which represent non-vested restricted stock awards. Also includes 5,700 shares issuable upon the exercise of options held of record by Michael Chagnon, an employee of the Company and Ms. Chagnon’s spouse, and, therefore, Ms. Chagnon may be deemed a beneficial owner of such shares and 97,549 shares held by Ms. Chagnon and her husband as joint tenants.
(7)	Includes 60,000 shares issuable to Mr. Kaminski upon the exercise of options, and 19,500 shares which represent non-vested restricted stock awards.
(8)	Includes 129,917 shares issuable to Mr. Dore upon the exercise of options, 13,500 shares which represent non-vested restricted stock awards, and 11,500 shares held by Mr. Dore and his wife as joint tenants.
(9)	Includes 107,250 shares issuable to Mr. Kaasila upon the exercise of options, 13,500 shares which represent non-vested restricted stock awards, and 22,500 shares held by Mr. Kaasila and his wife as joint tenants.
(10)	Includes 62,250 shares issuable to Mr. Collins upon the exercise of options, 13,500 shares which represent non-vested restricted stock awards, and 62,218 shares held by Mr. Collins and his wife as joint tenants
(11)	Includes 107,250 shares issuable to Mr. Kitsos upon the exercise of options and 13,500 shares which represent non-vested restricted stock awards.
(12)	Includes 28,775 shares which represent non-vested restricted stock awards, and 1,000 shares held by Mr. Kagan’s son and for which Mr. Kagan may be considered a beneficial owner.
(13)	Includes 27,100 shares which represent non-vested restricted stock awards.
(14)	Includes 21,250 shares which represent non-vested restricted stock awards.

We are not aware of any arrangements including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of security holders intended to be presented at the next Annual Meeting of Shareholders of the Company to be held during 2012, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us at our principal executive office in Cambridge, Massachusetts before January 7, 2012 for inclusion in our proxy and proxy statement relating to said meeting. Any stockholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

The Company’s bylaws require advance notice of any proposal by a shareholder intended to be presented at an annual meeting of shareholders, including any proposal for the nomination for election as a director. To be considered for such presentation at the next Annual Meeting of Shareholders of the Company to be held during 2012, any such shareholder proposal must be received by us at our principal executive office in Cambridge, Massachusetts, no earlier than March 12, 2012 and no later than March 22, 2012, and discretionary authority may be used to exclude such proposals from being consider at the annual meeting if untimely submitted.

ANNUAL REPORT AND FORM 10-K

Our Annual Report to Stockholders, including financial statements, for the year ended December 31, 2010 is being furnished to our stockholders of record concurrently with this Proxy Statement. The Annual Report to Stockholders does not, however, constitute a part of the proxy soliciting material.

Our Annual Report filed with the Securities and Exchange Commission on Form 10-K, which includes our consolidated financial statements, is available to stockholders without charge upon written request to the President and General Counsel of the Company at 500 Nickerson Road, 2nd Floor, Marlborough, MA 01752-4695.

OTHER MATTERS

As of the date of this Proxy Statement, the management of the Company knows of no business other than that referred to in the foregoing Notice of Annual Meeting of Stockholders and Proxy Statement which may come before the Meeting. Should any other matters come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or to promptly authorize a proxy to vote your shares by internet or telephone in accordance with the instructions on the accompanying proxy card.

BITSTREAM INC.

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE            SACKPACK

C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE	FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: For Withhold For Withhold For Withhold +

01—George B. Beitzel 02 —Jonathan H. Kagan 03—Amos Kaminski

04—Melvin L. Keating 05 —Raul K. Martynek

For Against Abstain For Against Abstain

2. Ratification of Appointment of Independent Registered Public Accounting Firm.

3. In their discretion, the proxies are authorized to vote upon such matters as may properly come before the meeting or

any postponement or adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this Proxy and sign your name exactly as it appears hereon. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this Proxy should be signed by a duly authorized officer. If a partnership, an authorized person should sign in the partnership name.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 JNT

52AV	1156141

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Dear Stockholder:

Please take note of the important information enclosed with this proxy.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it, and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely, Bitstream Inc.

PLEASE	FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — BITSTREAM INC.

500 Nickerson Road, 2nd Floor Marlborough, MA 01752-4695

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and 2010 Annual Report are available at www.rrdezproxy.com/2011/Bitstream

The undersigned hereby appoints Amos Kaminski and Jonathan Kagan, or either of them, proxies of the undersigned with full power of substitution, to vote all shares of Class A Common Stock, $0.01 par value (“Class A Common Stock”) of Bitstream Inc. (the “ Company”) held of record by the undersigned on April 21, 2011, at the Company’s Annual Meeting of Stockholders to be held June 8, 2011 and at any postponement or adjournment thereof.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES, “FOR” PROPOSAL 2 AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

Please date, sign and return this Proxy Card in the enclosed envelope. No postage required if mailed in the United States. CONTINUED AND TO BE SIGNED ON REVERSE SIDE